Investor Contact: David Myers                                         Media Contact:  Steve Littlejohn
314.810.3115                                                          314.996.0981
david.myers@express-scripts.com                                     slittlejohn@express-scripts.com

Express Scripts Awarded TRICARE Pharmacy Program Contract

ST. LOUIS, June 27, 2008 -- The U.S. Department of Defense (DoD) has selected Express Scripts as the contractor for the DoD’s TRICARE Pharmacy Program serving 9.1 million DoD beneficiaries.

"It is a great honor to continue serving our men and women in uniform, along with their dependents and military retirees — to work on their behalf making the use of prescription drugs safer and more affordable. We look forward to continuing to meet beneficiaries’ needs with outstanding service,” said George Paz, chairman and chief executive officer of Express Scripts.

Paz added that “this contract award reaffirms Express Scripts’ differentiated business model of aligning with clients and patients, and driving to lowest net cost while enabling better health and value one consumer at a time.”

Under current DoD contracts, Express Scripts has consistently received high service ratings and secured performance incentives every consecutive quarter in providing home delivery services, and annually on retail pharmacy services. The company has saved DoD more than $414 million above contractually guaranteed retail pharmacy savings since 2004 and $17.1 million since August 2007 through the home delivery Member Choice Center program. The company’s beneficiary satisfaction rating of more than 97% is the highest service rating for any contractor serving DoD.

Express Scripts has been providing home delivery and pharmacy network services to DoD since 2003 and 2004 respectively.  TPharm combines these programs along with specialty pharmacy and is slated to be implemented in late 2009.

Express Scripts, Inc. (Nasdaq: ESRX) is one of the largest pharmacy benefit management (PBM) companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers’ compensation, and union-sponsored benefit plans. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q on file with the SEC. A copy of this form can be found at the investor relations section of Express Scripts web site at http://www.express-scripts.com

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.